Exhibit 99.1

Contact:
Corporate Communications:
Donna Crump-Butler
305-231-6707
DButler@BankUnited.com

BankUnited, Inc. temporarily suspends Share Repurchase Program

Miami Lakes, Fla. - BankUnited, Inc. (NYSE: BKU), (the “Company”) today announced that it has temporarily suspended its share repurchase program. Given the challenges presented by the COVID-19 pandemic and surrounding events, the decision to temporarily suspend share repurchases is consistent with the utilization of capital to provide support to customers through lending and other services. BankUnited remains strong and well-capitalized, and the Company retains the ability to reinstate the share repurchase program as soon as circumstances warrant.

Through March 13, 2020, the Company had repurchased approximately 3.4 million shares of common stock for an aggregate purchase price of approximately $105.1 million under its existing $150 million share repurchase authorization.

About BankUnited, Inc.

BankUnited, Inc. (NYSE: BKU), with total assets of $32.9 billion at December 31, 2019, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with banking centers in Florida and New York metropolitan area. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official and on Twitter @BankUnited.